      As filed with the Securities and Exchange Commission on May 8, 1998
                                                    REGISTRATION NO. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                TEGAL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                        TEGAL CORPORATION                  68-0370244
 (State or Other Jurisdiction        2201 SOUTH MCDOWELL BOULEVARD         (I.R.S. Employer
of Incorporation or Organization)            P.O. BOX 6020              Identification Number)

                         PETALUMA, CALIFORNIA 94955-6020
                                 (707) 763-5600
                        (Address, including ZIP code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)
                                MICHAEL L. PARODI
                                  PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
                                TEGAL CORPORATION
                          2201 SOUTH MCDOWELL BOULEVARD
                                  P.O. BOX 6020
                         PETALUMA, CALIFORNIA 94955-6020
                                 (707) 763-5600
    (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                          CHRISTOPHER L. KAUFMAN, ESQ.
                               H. JANE SUNG, ESQ.
                                LATHAM & WATKINS
                                 75 Willow Road
                          Menlo Park, California 94025
                                 (650) 328-4600



       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
                                                  PROPOSED MAXIMUM  PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE      AGGREGATE        AMOUNT OF
         SECURITIES TO             REGISTERED      PER SHARE(1)        OFFERING      REGISTRATION FEE
         BE REGISTERED                                                 PRICE(1)
------------------------------------------------------------------------------------------------------
    Common Stock ($0.01 par         1,745,813         $4.69           $8,187,863.00    $2,415.42
           value)(2)
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on May 6, 1998, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

(2) Rights to acquire shares of the Registrant's Series A Junior Participating Preferred Stock are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS


                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED May 8, 1998

                                TEGAL CORPORATION
                        1,745,813 SHARES OF COMMON STOCK
                           ($0.01 PAR VALUE PER SHARE)

        This Prospectus relates to the offer and sale of up to 1,745,813 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Tegal Corporation, a Delaware corporation (the "Company" or "Tegal"), by a stockholder of the Company, Benefit Capital Management Corporation, as Investment Manager for The Prudential Insurance Company of America, Separate Account No. VCA-GA-5298, (the "Selling Stockholder"). The Shares may be offered and sold from time to time by the Selling Stockholder. The Selling Stockholder anticipates that, if and when offered and sold, such offers and sales may be effected by the Selling Stockholder through one or more underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers, in one or more transactions on the Nasdaq National Market pursuant to and in accordance with the rules of the Nasdaq National Market or any other national securities exchange on which the Common Stock may become listed, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear substantially all registration expenses of the offering of the Shares, except that the Selling Stockholder will pay any applicable underwriting discounts and selling commissions and other fees, costs and expenses of the Selling Stockholder relating to the sale or disposition of the Shares.

        The Company's Common Stock is traded on the Nasdaq National Market under the symbol "TGAL." On May 6, 1998 the last reported sale price for the Common Stock of the Company as reported on the Nasdaq National Market was $4.875.

                                 --------------

        SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                  The date of this Prospectus is _______, 1998.

                                 --------------

                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents and each statement is qualified in its entirety by reference to the applicable document filed with the Commission.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants who file with the Commission and certain of the Company's filings are available at such web site: http://www.sec.gov. In addition, the Common Stock is listed on the Nasdaq National Market and reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                      INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference.

        (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

        (b) Quarterly Report on Form 10-Q for the quarter ended December 31,
            1997;

        (c) Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

        (d) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;
            and

        (e) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 01-26824), which was declared effective by the Commission on October 18, 1995, including any subsequently filed amendments and reports updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to David Curtis, Vice President, Finance and Administration, Chief Financial Officer and Secretary, 2201 South McDowell Road, P. O. Box 6020, Petaluma, California 94955-6020 (telephone number (707) 763-5600).

                           FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain projections and other forward-looking statements within the meanings of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. For this purpose, any statements contained or incorporated herein that are not statements of historical fact may be deemed to be forward looking statements. Without limiting the foregoing, the words "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements and projections as a result of certain factors, including the factors set forth under "Risk Factors" herein.

                                   THE COMPANY

        The Company designs, manufactures, markets and services plasma etch systems used in the fabrication of integrated circuits ("ICs") and related devices in the thin film head, small flat panel and printer head applications. Etching constitutes one of the principal IC production process steps and must be performed numerous times in the production of an IC. The Company was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. The predecessor company was founded in 1972 and acquired by Motorola in 1978. The principal executive offices of the

Company are at 2201 South McDowell Road, P.O. Box 6020, Petaluma, California 94955-6020 (telephone number (707) 763-5600).

     Effective as of December 17, 1997, Robert V. Hery resigned as the President and Chief Executive Officer of the Company, on which date the Board of Directors of the Company elected Michael L. Parodi as the new President and Chief Executive Officer of the Company. Mr. Hery has remained as the Chairman of the Board of Directors of the Company. From 1991 to 1996, Mr. Parodi was Chairman of the Board, President and Chief Executive Officer of Semiconductor Systems, Inc. ("SSI"), a manufacturer of track photolithography equipment sold to the semiconductor and thin film head markets until SSI was merged with FSI International ("FSI"). Mr. Parodi remained with FSI from the time of the merger to December 1997 integrating SSI into FSI. In 1990, Mr. Parodi led the acquisition of SSI from General Signal Corporation. Prior to 1990, Mr. Parodi held various senior engineering and operations management positions with General Signal Corporation, Signetics Corporation, Raytheon Company, Fairchild Semiconductor Corporation and National Semiconductor Corporation.

        For a more detailed discussion of the business and properties of the Company, see the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, which is incorporated by reference herein.

                                  RISK FACTORS

        In addition to the risk factors set forth below and the other information in this Prospectus, prospective purchasers of the Shares offered hereby should carefully consider the other risk factors set forth in "Business" included in the Company's Annual Report on Form 10-K, which is incorporated herein by reference.

DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS

        The Company's business is subject to general economic conditions, both in the United States and abroad. A significant decline in economic conditions in any significant geographic area could have a materiel adverse effect on the Company. For example, there is currently an economic crisis in Asia, which has led to weak demand for the Company's products in certain Asian economies -- notably Korea and Japan. The Company anticipates that the Asian economic crisis may continue to adversely affect the Company's results of operations, and a further decline of economic conditions in Asia could, in the future, affect demand for the Company's products, which could have a material adverse effect on the Company's sales and operating results.

YEAR 2000 COMPLIANCE

        The Company utilizes a significant number of computer software programs and operating systems across its entire organization. To the extent that the Company's software applications contain source code that is unable to interpret appropriately the upcoming calendar year "2000" and beyond, some level of modification or replacement of such applications will be necessary. The Company is working to identify its applications that are not "Year 2000" compliant and plans to modify or replace such applications, as necessary. Given information known at this time about the Company's systems that are non-compliant, coupled with the Company's ongoing, normal course-of-business efforts to upgrade or replace critical systems, as necessary, management does not expect Year 2000 compliance costs to have any material adverse impact on the Company. Any costs related to the Company's Year 2000 compliance efforts will be expensed as incurred. No assurance can be given, however, that all of the Company's systems will be Year 2000 compliant or that compliance costs or the impact of the Company's failure to achieve substantial Year 2000 compliance will not have a material adverse effect on the Company.

        The Company's 900 and 6500 series systems have already been reviewed and verified that they handle calendar year "2000" and beyond appropriately.



                             SELECTED FINANCIAL DATA

                                                                                     YEAR ENDED MARCH 31,
                                                                ------------------------------------------------------------------
                                                                  1997          1996          1995           1994           1993
                                                                --------      --------      --------       --------       --------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
           CONSOLIDATED STATEMENTS OF
            OPERATIONS DATA:
            Revenue ......................................      $ 57,423      $ 62,046      $ 44,645       $ 38,022       $ 42,777
            Gross profit .................................        25,901        28,577        20,583         16,508         19,458
            Operating income (loss) ......................         3,180         6,572         1,376         (1,072)         2,705
            Income (loss) before income taxes ............         4,180         6,186           949         (1,501)         1,792
            Net income (loss) ............................         3,140         5,566           828         (1,501)         1,526

            Net income per share(1)
              Basic ......................................          0.31          1.14         (0.05)         (5.67)          4.72
              Diluted ....................................          0.29          0.64         (0.05)         (5.67)          0.31

            Shares used in per share calculation(1)
              Basic ......................................        10,124         4,506           502            357            218
              Diluted ....................................        10,764         8,760           502            357          4,886

          CONSOLIDATED BALANCE SHEET DATA:
            Cash and cash equivalents ....................      $ 30,323      $ 23,283      $  2,351       $  3,462       $  7,396
            Working capital ..............................        45,392        41,726        11,432         11,297         11,690
            Total assets .................................        63,524        64,672        33,744         27,468         24,008
            Short-term notes payable to banks
               and others ................................           252           243         8,164          3,947              0
            Long-term obligations ........................           301           356         4,338          3,749          3,295
            Redeemable preferred stock ...................             0             0        21,695         22,382         22,207
            Stockholders' equity (deficit) ...............        50,542        47,626       (11,633)       (12,018)       (10,196)


        (1) The Company adopted Statement of Accounting Standard No. 128 ("FAS 128"), Earnings Per Share ("EPS"), which was issued in February 1997. FAS 128 requires presentation of both basic and diluted EPS on the income statement. For all periods presented, Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options. Diluted EPS is computed using the weighted average number of common and potential common stock equivalent shares outstanding during the period.

                             THE SELLING STOCKHOLDER


        The Company was formed in December 1989 to acquire substantially all of the assets of the former Tegal Corporation in a leveraged acquisition (the "Acquisition"). In December 1989, in connection with the Acquisition, the Selling Stockholder, as Investment Manager for The Prudential Insurance Company of America, Separate Account No. VCA-GA-5298, provided the Company a term loan in the aggregate principal amount of $8.0 million, and in partial consideration for such loan, the Company granted the Selling Stockholder, on behalf of such account, a warrant to purchase 228,571 shares of Series A Preferred Stock at an exercise price of $2.43 per share (the "Series A Warrant"). In November 1991, the Company issued the Selling Stockholder, on behalf of such account, 822,838 shares of Series A Preferred Stock for $2.0 million, or $2.43 per share. In March 1993, the Company and the Selling Stockholder, on behalf of such account, converted the $8.0 million term loan and approximately $1.2 million of accrued and unpaid interest thereon into 876,190 shares of Series C Preferred Stock and 876,190 shares of Series D Preferred Stock. In December 1994, the Company issued to the Selling Stockholder, on behalf of such account, 154,285 shares of Common Stock in exchange for the cancellation of Series A Warrant. The Selling Stockholder converted all shares of Series A, Series C and Series D Preferred Stock held by it on behalf of such account into shares of Common Stock on a 1-for-1 basis upon the closing of the Company's initial public offering on October 1995 and immediately thereafter, on behalf of such account, sold 983,690 shares of Common Stock.

        The Selling Stockholder also beneficially owns approximately 31% limited partnership interest in Nazem & Company III, L.P. ("Nazem"). As of the date hereof, Nazem beneficially owns 3,291,399 shares of Common Stock representing approximately 31.2% of the outstanding shares of Common Stock and has two representatives on the Board of Directors of the Company. In addition, the Selling Stockholder has representation on the Valuation Committee of Nazem (which values securities held by Nazem but does not affect voting or investment) and owns limited partnership interests in two other funds affiliated with Nazem, neither of which owns any capital stock of the Company.

        As of the date of this Prospectus, the Selling Stockholder beneficially owns the Shares, or approximately 16.5% of the Company's issued and outstanding shares of Common Stock. If all of the Shares are sold and the Selling Stockholder does not acquire additional securities of the Company, the Selling Stockholder will not hold any outstanding shares of Common Stock upon the termination of this offering.

        Except as otherwise noted above, the Company is unaware of any material relationship between the Selling Stockholder and the Company in the past three years other than as a result of the ownership of the Shares.

                                 USE OF PROCEEDS

        The Shares are being sold by the Selling Stockholder for its own account, and the Company will not receive any of the proceeds from the sale of the Shares.

                              PLAN OF DISTRIBUTION

        The Selling Stockholder or its pledges, donees, transferees or other successors in interest may offer Shares from time to time, but may not offer Shares after _______, 1998 (120 days after the date of this Prospectus) pursuant to this Registration Statement, depending on market conditions and other factors, in one or more transactions on the Nasdaq National Market or other national securities exchanges on which the Common Stock is traded, in the over the counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event the Selling Stockholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

        In addition, the Selling Stockholder may, from time to time, sell shares in transactions under Rule 144 promulgated under the Securities Act.

        Pursuant to the Amended and Restated Information and Registration Rights Agreement dated as of March 31, 1990, as amended (the "Registration Rights Agreement"), with Tegal Corporation Limited, a predecessor to the Company and the other persons listed thereto, the Company will pay substantially all registration expenses of the offering of the Shares, and the Selling Stockholder will pay all underwriting discounts and selling commissions and other fees, costs and expenses of the Selling Stockholder relating to the sale or disposition of the Shares. The Company has agreed to indemnify the Selling Stockholder and any other person who sells Shares pursuant to this Prospectus, and any officer, director or agent of such person, against certain liabilities under federal securities laws.

                                  LEGAL MATTERS

        The validity of the Shares offered hereby will be passed upon for the Company by Latham & Watkins, Menlo Park, California.

                                     EXPERTS

        The consolidated financial statements and consolidated financial statement schedule of Tegal Corporation and subsidiaries as of March 31, 1997 and for the year then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and consolidated financial statement schedule of Tegal Corporation and subsidiaries, as of March 31, 1996, and for each of the years in the two-year period ended March 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALES PERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREAFTER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
Available Information ....................................................     2
Incorporation of Certain
  Information by Reference ...............................................     2
Forward-Looking Statements ...............................................     3
The Company ..............................................................     3
Risk Factors .............................................................     4
The Selling Stockholder ..................................................     4
Use of Proceeds ..........................................................     6
Plan of Distribution .....................................................     6
Legal Matters ............................................................     7
Experts ..................................................................     7



                                1,745,813 SHARES



                                TEGAL CORPORATION



                                  COMMON STOCK



                               ------------------

                                   PROSPECTUS

                               ------------------



                                 ________, 1998


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses relating to the registration of the Shares will be borne by the Company. Such expenses are set forth in the table below. All amounts are estimates except the Securities Act registration fee.

        Securities Act Registration Fee ...................      $ 2,415
        Legal Fees and Expenses (other than Blue Sky) .....       20,000
        Accounting Fees and Expenses ......................        5,000
        Blue Sky Fees and Expenses ........................        5,000
        Miscellaneous .....................................      _______

        Total .............................................      $32,415
                                                                 =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Subsection (b)(7) of Section 102 of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the Company's request as a director, officer or employee of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employer or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the Company's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

        The Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity. In addition, pursuant to an agreement with holders of securities providing for registration rights, such holders are entitled to be indemnified by the Company for certain liabilities under federal securities laws.

        The Company has in effect directors' and officers' liability policies in the aggregate amount of $10 million covering all of its directors and officers.

ITEM 16.  EXHIBITS.

        The following documents are filed as part of this Registration
Statement.

   EXHIBIT NUMBER                            DESCRIPTION
   --------------                            -----------
         3.1           Certificate of Incorporation of Tegal Corporation, as
                       amended (incorporated herein by reference to Exhibits
                       3(i).1 and 3(i).2 included in Registrant's Registration
                       Statement on Form S-1 (No. 33-84702)).

         3.2 By-Laws of Tegal Corporation (incorporated by reference to Exhibit 3(ii) included in Registrant's Registration
                       Statement on Form S-1 (File No. 33-84702)).

         4.1           Information and Registration Rights Agreement between
                       Tegal Corporation and the other persons listed thereto dated as of December 19, 1989, as amended to date
                       (incorporated herein by reference to Exhibit 4.2 included in Registrant's Registration Statement on Form S-1 (No.
                       33-84702)).

         4.2           Specimen form of certificate of the Registrant's Common
                       Stock (incorporated herein by reference to Exhibit 4.1 included in Registrant's Registration Statement on Form
                       S-1 (No. 33-84702)).

         5.1           Opinion of Latham & Watkins.

        23.1 Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

        23.2           Consent of Price Waterhouse LLP.

        23.3           Consent of KPMG Peat Marwick LLP.

        24.1 Powers of Attorney (included on the signature page to this Registration Statement).

ITEM 17.  UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on the 8th day of May, 1998.

                                      TEGAL CORPORATION,
                                      a Delaware corporation



                                      By:  /s/ Michael L. Parodi
                                           -------------------------------------
                                           Michael L. Parodi
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael L. Parodi and David Curtis, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-3, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                               Title                          Date
            ---------                               -----                          ----

      /s/ Michael L. Parodi                      President,                 May 8, 1998
   ---------------------------             Chief Executive Officer
        Michael L. Parodi                       and Director
                                         (Principal Executive Officer)


        /s/ David Curtis                 Vice President, Finance and        May 8, 1998
   ---------------------------               Administration and
          David Curtis                     Chief Financial Officer
                                         (Principal Financial Officer)


       /s/ William O'Shea                   Corporate Controller            May 8, 1998
   ---------------------------          (Principal Accounting Officer)
         William O'Shea


       /s/ Robert V. Hery                   Chairman of the Board           May 8, 1998
         Robert V. Hery


      /s/ Jeffrey M. Krauss                       Director                  May 8, 1998
   ---------------------------
        Jeffrey M. Krauss


       /s/ Thomas R. Mika                         Director                  May 8, 1998
   ---------------------------
         Thomas R. Mika


         /s/ Fred Nazem                           Director                  May 8, 1998
   ---------------------------
           Fred Nazem


      /s/ Edward A. Dohring                       Director                  May 8, 1998
   ---------------------------
        Edward A. Dohring

                                        EXHIBIT INDEX

      EXHIBIT
       NUMBER                                   DESCRIPTION
       ------                                   -----------
         3.1           Certificate of Incorporation of Tegal Corporation, as
                       amended (incorporated herein by reference to Exhibits
                       3(i).1 and 3(i).2 included in Registrant's Registration
                       Statement on Form S-1 (No. 33-84702)).

         3.2 By-Laws of Tegal Corporation (incorporated by reference to Exhibit 3(ii) included in Registrant's Registration
                       Statement on Form S-1 (File No. 33-84702)).

         4.1           Information and Registration Rights Agreement between
                       Tegal Corporation and the other persons listed thereto dated as of December 19, 1989, as amended to date
                       (incorporated herein by reference to Exhibit 4.2 included in Registrant's Registration Statement on Form S-1 (No.
                       33-84702)).

         4.2           Specimen form of certificate of the Registrant's Common
                       Stock (incorporated herein by reference to Exhibit 4.1 included in Registrant's Registration Statement on Form
                       S-1 (No. 33-84702)).

         5.1           Opinion of Latham & Watkins.

        23.1 Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

        23.2           Consent of Price Waterhouse LLP.

        23.3           Consent of KPMG Peat Marwick LLP.

        24.1 Powers of Attorney (included on the signature page to this Registration Statement).